As filed with the Securities and Exchange Commission on February 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T-MOBILE US, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Address of principal executive offices, including zip code)

T-MOBILE US, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

David A. Miller

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.00001 par value per share	5,000,000	$96.60	$483,000,000.00	$62,693.40

(1)

Represents 5,000,000 additional shares of common stock, $0.00001 par value per share (“Common Stock”), of T-Mobile US, Inc. (the “Company”) registered for issuance pursuant to the T-Mobile US, Inc. 2014 Employee Stock Purchase Plan (the “Plan”) resulting from an automatic annual increase in the number of shares reserved for issuance under the Plan effective as of January 1, 2020. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may become issuable under the Plan as a result of any future stock splits, stock dividends or similar adjustments of the Company’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $96.90, based on the average of the high sales price ($97.31) and the low sales price ($95.88) for the Company’s Common Stock as reported by the Nasdaq Global Select Market on February 24, 2020.

EXPLANATORY NOTE

On February 19, 2015, the Company registered 10,000,000 shares of its Common Stock, to be offered or sold to participants under the Plan pursuant to its Registration Statement on Form S-8 (File No. 333-202176) (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

This Registration Statement on Form S-8 is being filed in order to register 5,000,000 additional shares of Common Stock which may be offered or sold to participants under the Plan. The additional 5,000,000 shares of Common Stock were added to the Plan effective as of January 1, 2020 as a result of the operation of a provision in the Plan pursuant to which the number of shares of Common Stock reserved for issuance thereunder is subject to an automatic annual increase.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 6, 2020;

(b)	the Company’s Current Reports on Form 8-K filed with the Commission on February 11, 2020, February 19, 2020 and February 20, 2020; and

(c)

the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 26, 2015 including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in some cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal action, he had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

Our Fourth Amended and Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, manager, member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding.

The organizational documents of our subsidiaries generally provide for indemnification of directors, managers and officers, as applicable, to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Our Fourth Amended and Restated Certificate of Incorporation provides that no director is liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 2, 2013).

3.2	Sixth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 11, 2019).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	T-Mobile US, Inc. 2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-202176) filed on February 19, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 27, 2020.

T-MOBILE US, INC.

By:	/s/ John J. Legere
Name:	John J. Legere
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Braxton Carter and David A. Miller, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John J. Legere	Chief Executive Officer and Director (Principal Executive Officer)	February 27, 2020
John J. Legere

/s/ G. Michael Sievert	President and Chief Operating Officer and Director	February 27, 2020
G. Michael Sievert

/s/ J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 27, 2020
J. Braxton Carter

/s/ Peter Osvaldik	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	February 27, 2020
Peter Osvaldik

/s/ Timotheus Höttges	Chairman of the Board of Directors	February 27, 2020
Timotheus Höttges

/s/ Srikant M. Datar	Director	February 27, 2020
Srikant M. Datar

/s/ Srini Gopalan	Director	February 27, 2020
Srini Gopalan

/s/ Lawrence H. Guffey	Director	February 27, 2020
Lawrence H. Guffey

/s/ Christian P. Illek	Director	February 27, 2020
Christian P. Illek

/s/ Bruno Jacobfeuerborn	Director	February 27, 2020
Bruno Jacobfeuerborn

/s/ Raphael Kübler	Director	February 27, 2020
Raphael Kübler

/s/ Thorsten Langheim	Director	February 27, 2020
Thorsten Langheim

/s/ Teresa A. Taylor	Director	February 27, 2020
Teresa A. Taylor

/s/ Kelvin R. Westbrook	Director	February 27, 2020
Kelvin R. Westbrook